Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders

Nuveen Pennsylvania Dividend Advantage Municipal Fund 2
333-71930
811-10549

A special meeting of shareholders was held in the offices of Nuveen Investments on October 12, 2007, at this meeting shareholders were asked to vote on a New Investment
Management Agreement and to ratify the
selection of Ernst and Young LLP as the funds independent registered public accounting firm.

To approve a new investment management agreement
 Common and MuniPreferred shares voting together as a class
            MuniPreferred shares voting together as a class

  For             2,112,650                           -
  Against            74,209                           -
  Abstain            41,086                           -
  Broker Non-Votes  635,078                           -
  Total           2,863,023                           -

To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for the current fiscal year

  For             2,800,350                           -
  Against            26,207                           -
  Abstain            36,466                           -
  Total           2,863,023                           -


Proxy materials are herein incorporated by reference to the SEC filing on August 22, 2007, under Conformed Submission Type DEF 14A, accession number 0000950137-07-012817.